Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Investor Relations: Lijun Qi ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Fourth Quarter 2017 Results

NEW YORK, February 8, 2018—Travelzoo® (NASDAQ: TZOO):

•	Revenue of $27.0 million, up 1% year-over-year

•	Operating profit of $1.1 million

•	Earnings per share of $0.05

•	Cash flow from operations of $4.0 million

Travelzoo, a global publisher of exclusive offers and experiences for members, today announced financial results for the fourth quarter ended December 31, 2017, with revenue of $27.0 million and operating profit of $1.1 million. In nominal terms, revenue increased by 1% year-over-year. In constant currencies, revenue decreased by 2% year-over-year. Net income was $675,000, with earnings per share (EPS) of $0.05.

Travelzoo's Global CEO, Dr. Holger Bartel, commented: "We will continue leveraging Travelzoo's trusted brand and worldwide relationships with top suppliers to negotiate more exclusive offers for Travelzoo members. High quality of every offer remains our top priority. We only present to our members offers which have passed a rigorous review and test booking."

Asia Pacific
Asia Pacific business segment revenue decreased 19% year-over-year to $2.0 million. Operating loss for the fourth quarter was $1.6 million, compared to an operating loss of $810,000 in the prior-year

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period. The fourth quarter 2017 operating loss was impacted by the cost of a severance payment to an executive in Asia Pacific.

Europe
Europe business segment revenue increased 4% year-over-year to $8.8 million. In constant currencies, revenue decreased 4% year-over-year. Operating profit for the fourth quarter was $764,000, or 9% of revenue, compared to operating income of $582,000, or 7% of revenue in the prior-year period.

North America
North America business segment revenue increased 2% year-over-year to $16.2 million. In constant currencies, revenue increased 1% year-over-year. Operating profit for the fourth quarter was $1.9 million, or 12% of revenue, compared to operating income of $2.3 million, or 14% of revenue in the prior-year period.

Members
As of December 31, 2017, Travelzoo had a worldwide unduplicated number of members of 29.4 million. In Asia Pacific, unduplicated number of members was 3.6 million as of December 31, 2017, up 1% from December 31, 2016. In Europe, unduplicated number of members was 8.5 million as of December 31, 2017, up 5% from December 31, 2016. In North America, unduplicated number of members was 17.4 million as of December 31, 2017, up 1% from December 31, 2016.

Income Taxes
Income tax expense was $466,000, compared to $542,000 in the prior-year period. The fourth quarter 2017 income tax expense includes a $505,000 one-time net tax benefit as a result of a tax reserve release related to the completion of an IRS tax audit offset by the estimated impact of the new U.S. tax law. Beginning with the first quarter of 2018, Travelzoo's earnings are expected to benefit from the new reduced U.S. federal tax rate because the largest portion of the company's taxable income is in the U.S.

Asset Management
During the fourth quarter of 2017, Travelzoo generated $4.0 million of cash from operating activities. Accounts receivable decreased by $2.6 million over the prior-year period to $11.8 million. Accounts payable decreased by $609,000 over the prior-year period to $19.1 million. Capital expenditures were $252,000, up from $107,000 in the prior-year period. As of December 31, 2017, cash and cash equivalents were $22.6 million.

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Conference Call
Travelzoo will host a conference call to discuss fourth quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo® provides our 28 million members insider deals and one-of-a-kind experiences personally reviewed by one of our deal experts around the globe. With more than 25 offices worldwide we have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. For over 15 years we have worked in partnership with more than 2,000 top travel suppliers—our long-standing relationships allow us access to the very best deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Travelzoo and Top 20 are registered trademarks of Travelzoo. All other names are trademarks and/or registered trademarks of their respective owners.

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Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues	$26,997	$26,813	$106,524	$114,263
Cost of revenues	3,462	3,262	12,909	13,855
Gross profit	23,535	23,551	93,615	100,408
Operating expenses:
Sales and marketing	13,746	13,369	57,288	58,429
Product development	2,208	2,077	9,224	9,096
General and administrative	6,502	6,077	22,558	22,697
Total operating expenses	22,456	21,523	89,070	90,222
Income from continuing operations	1,079	2,028	4,545	10,186
Other income (expense), net	62	(480)	173	(187)
Income from continuing operations before income taxes	1,141	1,548	4,718	9,999
Income tax expense	466	542	3,126	3,992
Income from continuing operations	$675	$1,006	$1,592	$6,007
Income (loss) from discontinued operations, net of income taxes	—	(63)	1,938	624
Net income	$675	$943	$3,530	$6,631

Income per share—basic:
Continuing operations	$0.05	$0.07	$0.12	$0.43
Discontinued operations	0.00	0.00	0.15	0.04
Net income per share—basic	$0.05	$0.07	$0.27	$0.47

Income per share—diluted:
Continuing operations	$0.05	$0.07	$0.12	$0.43
Discontinued operations	0.00	0.00	0.15	0.04
Net income per share—diluted	$0.05	$0.07	$0.27	$0.47

Weighted average shares:
Basic	12,462	13,665	12,882	13,997
Diluted	12,462	13,714	12,894	13,997

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Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$22,553	$26,838
Accounts receivable, net	11,769	14,415
Income taxes receivable	517	542
Deposits	259	105
Prepaid expenses and other	2,141	1,773
Deferred tax assets	—	793
Total current assets	37,239	44,466
Deposits and other	548	702
Deferred tax assets	1,516	1,052
Restricted cash	1,448	1,152
Property and equipment, net	4,921	6,158
Total assets	$45,672	$53,530
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$19,105	$19,714
Accrued expenses and other	8,702	8,699
Deferred revenue	825	719
Income tax payable	961	691
Total current liabilities	29,593	29,823
Long-term tax liabilities	373	2,879
Long-term deferred rent and other	2,628	2,764
Total liabilities	32,594	35,466
Common stock	125	135
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(3,597)	(3,787)
Retained earnings	16,550	21,716
Total stockholders’ equity	13,078	18,064
Total liabilities and stockholders’ equity	$45,672	$53,530

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Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016
Cash flows from operating activities:
Net income	$675	$943	$3,530	$6,631
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	470	674	2,075	2,530
Discontinued operations gain on sale of Fly.com		—	(2,890)	—
Deferred income taxes	281	25	309	(199)
Stock-based compensation	321	241	1,007	933
Provision for losses on accounts receivable	152	83	118	100
Net foreign currency effects	(61)	(7)	(354)	(315)
Changes in operating assets and liabilities:
Accounts receivable	(323)	1,860	3,065	1,313
Income tax receivable	896	1,115	28	816
Prepaid expenses and other	(70)	1,344	(487)	957
Accounts payable	3,105	1,928	(1,590)	(2,463)
Accrued expenses and other	534	327	(475)	(1,747)
Income tax payable	152	(1,485)	261	287
Other non-current liabilities	(2,173)	(242)	(2,522)	(121)
Net cash provided by operating activities	3,959	6,806	2,075	8,722
Cash flows from investing activities:
Proceeds from sale of Fly.com domain name	—	—	2,890	—
Purchases of property and equipment	(252)	(107)	(738)	(909)
Net cash provided by (used in) investing activities	(252)	(107)	2,152	(909)
Cash flows from financing activities:
Acquisition of the Asia Pacific business	—	—	—	58
Payment of loan to related party	—	—	—	(5,658)
Repurchase of common stock, net	(155)	(3,936)	(9,711)	(9,662)
Net cash used in financing activities	(155)	(3,936)	(9,711)	(15,262)
Effect of exchange rate on cash and cash equivalents	179	(764)	1,199	(841)
Net increase (decrease) in cash and cash equivalents	3,731	1,999	(4,285)	(8,290)
Cash and cash equivalents at beginning of period	18,822	24,839	26,838	35,128
Cash and cash equivalents at end of period	$22,553	$26,838	$22,553	$26,838
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$1,343	$1,111	$6,201	$3,309
Cash paid for interest on related party loan	$—	$—	$—	$88

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Travelzoo
Segment Information
(Unaudited)
(In thousands)

Three months ended December 31, 2017	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$1,979	$8,803	$16,215	$26,997
Intersegment revenue	4	(36)	32	—
Total net revenues	1,983	8,767	16,247	26,997
Operating profit (loss)	$(1,582)	$764	$1,897	$1,079
Three months ended December 31, 2016	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$2,452	$8,609	$15,752	$26,813
Intersegment revenue	(5)	(192)	197	—
Total net revenues	2,447	8,417	15,949	26,813
Operating profit (loss)	$(810)	$582	$2,256	$2,028

Twelve months ended December 31, 2017	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$7,553	$34,034	$64,937	$106,524
Intersegment revenue	(34)	(353)	387	—
Total net revenues	7,519	33,681	65,324	106,524
Operating profit (loss)	$(5,967)	$2,290	$8,222	$4,545
Twelve months ended December 31, 2016	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$9,625	$37,502	$67,136	$114,263
Intersegment revenue	73	(595)	522	—
Total net revenues	9,698	36,907	67,658	114,263
Operating profit (loss)	$(3,890)	$5,604	$8,472	$10,186

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